SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: INVESCO Advantage Series Funds, Inc.

Address of Principal Office:

            7800 East Union Avenue, Denver, Colorado 80237

Telephone Number:  (303) 930-6300

Name and address of Agent for service of process:

            Glen A. Payne, Esq.
            7800 East Union Avenue
            Denver, Colorado 80237

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A;

            YES           NO  X
               -----        -----

Item 1.           INVESCO Advantage Series Funds, Inc.

Item 2. Registrant was organized under the laws of the State of Maryland on April 24, 2000.

Item 3.           Registrant is a corporation.

Item 4.           Registrant is a management company.

Item 5.           (a)  Registrant is an open-end company.

                  (b)  Registrant is a non-diversified company.

Item 6.           INVESCO Funds Group, Inc.
                  7800 East Union Avenue
                  Denver, Colorado 80237

Item 7.           Mark Hurst Williamson
                  7800 East Union Avenue
                  Denver, Colorado 80237

                  Richard William Healey
                  7800 East Union Avenue
                  Denver, Colorado 80237

                  Glen Alan Payne
                  7800 East Union Avenue
                  Denver, Colorado 80237

Item 8.           Not Applicable

Item 9.           (a)  No

                  (b)  Not Applicable

                  (c)  Yes

                  (d)  No

                  (e)  Not Applicable

Item 10.          Zero

Item 11.          No

Item 12.          Not Applicable

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Denver and State of Colorado on the 24th day of April, 2000.


                                    INVESCO ADVANTAGE SERIES FUNDS, INC.



                                    By: /s/ Mark H. Williamson
                                        ----------------------
                                        Mark H. Williamson,
                                        President, CEO and
                                        Chairman of the Board


Attest: /s/ Glen A. Payne
        -----------------
        Glen A. Payne,
        Secretary